Exhibit 99.1

FOR IMMEDIATE RELEASE
February 19, 2025

Estrella Immunopharma, Inc. (NASDAQ: ESLA; ESLAW) Receives Buy Rating with a 12-Month Price Target of $16.00 from D. Boral Capital

Emeryville, California – Estrella Immunopharma, Inc. (NASDAQ: ESLA; ESLAW) (“Estrella” or the “Company”), a clinical stage biopharmaceutical company developing CD19 and CD22-targeted ARTEMIS® T-cell therapies to treat cancer and autoimmune diseases, today announced that D. Boral Capital LLC (“D. Boral Capital”), a leading investment bank, has initiated coverage on the Company, assigning a Buy rating to Estrella and established a 12-month price target of $16.00.

Valuation Highlights

•	D. Boral Capital’s analysis focuses on the development of EB103 in B-cell Non-Hodgkin’s Lymphoma, emphasizing Estrella’s ARTEMIS® T-cell engineering platform that utilizes cellular mechanisms which closely resemble those of endogenous T-cell receptors, producing a more natural and regulated immune response.
•	The derived 12-month price target of $16.00 underscores market confidence in Estrella’s potential to capture significant market share in immuno-oncology.
•	The models incorporate a 30% probability of success along with a 30% discount rate, reflecting the early stage of Estrella’s clinical development.

“D. Boral Capital’s initiation of coverage underscores our innovative approach and recognizes the potential of our lead candidate, EB103, to deliver superior efficacy, enhanced tumor infiltration, and reduced T-cell exhaustion,” said Dr. Cheng Liu, Chief Executive Officer of Estrella. “Their analysis highlights our breakthrough ARTEMIS® T-cell engineering technology as a paradigm shift in the T cell therapy space. With our robust pipeline and strong valuation metrics – including a favorable risk-adjusted probability of success and a compelling target price – we are well positioned to potentially transform the treatment landscape of hematologic malignancies and solid tumors.”

Estrella continues to advance its clinical programs in relapsed/refractory and high-risk blood cancers, with EB103 currently in Phase I/II trials, while further exploring ARTEMIS® T-cell therapy’s curative potential in other indications. The Company’s commitment to pioneering T-cell therapies positions it at the forefront of next-generation immunotherapy.

The Company previously entered into an engagement agreement with D. Boral Capital in which D. Boral Capital will provide investment banking services, including acting as a non-exclusive underwriter and/or placement agent for potential offerings. D. Boral Capital may have a financial interest in the Company’s securities, including compensation tied to future offerings and transactions. Investors should consider this potential conflict of interest when evaluating the Buy rating issued by D. Boral Capital.

A copy of D. Boral Capital’s research report can be accessed directly from D. Boral Capital or its affiliated research platform, or on the website of The Nasdaq Stock Market LLC.

The price target and rating referenced herein were assigned by D. Boral Capital and represent its independent opinion of the Company’s securities. The Company does not endorse or affirm the accuracy or conclusions of the analyst’s report. A rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. Price targets are subject to inherent market risks, macroeconomic factors and future developments that may cause actual results to differ materially. Investors should not place undue reliance on any price target or analyst report, and such information should be considered alongside other available financial and market information.

About EB103

EB103, a T-cell therapy, also referred to as Estrella’s “CD19-Redirected ARTEMIS® T-Cell Therapy,” utilizes ARTEMIS® technology licensed from Eureka Therapeutics, Inc. (“Eureka”), Estrella’s parent company. Unlike a traditional CAR-T cell, the unique design of an ARTEMIS® T-Cell, like EB103 T-cell, allows it to be activated and regulated upon engagement with cancer targets that use cellular mechanisms more closely resembling those triggered by endogenous T-cell receptors. Once infused, EB103 T-cells seek out CD19-positive cancer cells, bind to these cells, and destroy them.

About Estrella Immunopharma, Inc.

Estrella is a clinical-stage biopharmaceutical company developing CD19 and CD22-targeted ARTEMIS® T-cell therapies to treat cancers and autoimmune diseases. Estrella’s mission is to harness the evolutionary power of the human immune system to transform the lives of patients fighting cancer and other diseases. To accomplish this mission, Estrella’s lead product candidate, EB103, utilizes Eureka’s ARTEMIS® technology to target CD19, a protein expressed on the surface of almost all B-cell leukemias and lymphomas. Estrella is also developing EB104, which also utilizes Eureka’s ARTEMIS® technology to target not only CD19, but also CD22, a protein that, like CD19, is expressed on the surface of most B-cell malignancies.

For more information about Estrella, please visit www.estrellabio.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including but not limited to those regarding the potential benefits and therapeutic advantages of EB103 and ARTEMIS® T-cell therapy, the potential for EB103 to address limitations of current commercially available CAR-T therapies, and the future development plans for EB103, are based on our management’s current expectations, estimates, forecasts, and projections about the industry and markets in which we operate and our management’s current beliefs and assumptions. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors that could cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Contacts

Investor Relations
Estrella Immunopharma, Inc.
IR@estrellabio.com